Exhibit 99.1

PRESSRELEASE
www.caldive.com

Cal Dive International, Inc. · 400 N. Sam Houston Parkway E., Suite 400 · Houston, TX 77060-3500 · 281-618-0400 · fax: 281-618-0505

For Immediate Release			05‑018
	Contact:	Wade Pursell
Date: June 13, 2005	Title:	Chief Financial Officer

Cal Dive Acquires Mature Property Package

HOUSTON, TX — Energy Resource Technology, Inc. (ERT) a wholly owned subsidiary of Cal Dive International, Inc. (Nasdaq: CDIS), announced today that it has acquired a mature property package on the Gulf of Mexico shelf from Murphy Exploration & Production Company — USA (Murphy), a wholly owned subsidiary of Murphy Oil Corporation (NYSE: MUR). The acquisition cost to ERT including both cash and assumed abandonment liability was approximately $200 million.

The acquisition represents essentially all of Murphy’s Gulf of Mexico Shelf properties consisting of eight operated and eleven non-operated fields with most of the value in the operated fields. Current net production from the properties is approximately 20 MMCFD equivalent. ERT expects to significantly improve production rates through capital investments to exploit proved undeveloped and behind pipe reserves, the majority of which will be spent over the next two years. ERT estimates proved reserves of the acquisition to be approximately 75 BCF equivalent. The package has synergies with existing ERT properties allowing ERT the opportunity to combine many of the operations thereby reducing future operating expenses.

Cal Dive CEO, Owen Kratz stated “We have been patient in our approach to mature property acquisitions and feel that the Murphy properties fit well with our ERT mature property strategy.”

Cal Dive International, Inc., headquartered in Houston, Texas, is an energy service company which provides alternate solutions to the oil and gas industry worldwide for marginal field development, alternative development plans, field life extension and abandonment, with service lines including marine diving services, robotics, well operations, facilities ownership and oil and gas production.

This press release contains forward-looking statements that involve risks, uncertainties and assumptions that could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, any projections of revenue, gross margin, expenses, earnings or losses from operations, or other financial items; any statements of the plans, strategies and objectives of management for future operations; any statement concerning developments, performance or industry rankings relating to services; any statements regarding the economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. The risks, uncertainties and assumptions referred to above include the performance of contracts by suppliers, customers and partners; employee management issues; complexities of global political and economic developments, and other risks described from time to time in our reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ending December 31, 2004. We assume no obligation and do not intend to update these forward-looking statements.